UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 3, 2009, Global N.R.G. Pacific Ltd. (the” Seller”), a subsidiary of Global Energy Inc, (the “Company”), and the Company, in its capacity as guarantor, entered into a purchase agreement with Presaco Investments Ltd. (the “Buyer”), a company registered in Cyprus, to sell all the stock capital of the Seller’s subsidiary, Global Energy Ethiopia Ltd. as well as all of the Seller’s right, title, and interest in and to all its property and assets in connection with the business of community castor farming for oil and the development of governmental lands for castor oil in Ethiopia (the “Business”) as described in the purchase agreement.

Subject to the closing, the Buyer agreed to pay to the Seller aggregate consideration of US$700,000 in cash payable in the following two installments:

a)     US$595,000 at closing, which amount is to be deposited in escrow and is to be released upon the complete registration of the transaction and the share transfer in Ethiopia; and

b)     US$105,000 is also to be deposited at closing in escrow and is subject to release to the Seller on March 1st, 2010.

The release of any and all liens attached to the shares and assets to be sold is a condition precedent to the closing of the transactions contemplated by the agreement. In the event that any such liens are not released, or their release is not registered, by March 16, 2009 (the closing date, as extended on March 10, 2009), the agreement will become null and void, and the Seller is to pay the Buyer a penalty equal to 25% of the Purchase Price – US$175,000.

For the five years following the closing, the Seller and the Company agreed not to carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the Buyer’s business of castor operation (including, without limitation, as a shareholder).

Item 9.01	Financial Statements and Exhibits.

10.1 Agreement, dated March 3, 2009 between Global Energy Inc., Global N.R.G. Pacific Ltd. and Presaco Investments Ltd.*

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi resident and Chief Executive Officer Date: March 10, 2009